UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2005

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Debenture Offering

On April 27, 2005, BearingPoint, Inc. (“BearingPoint” or the “Company”) issued $200,000,000 aggregate principal amount of its 5.00% Convertible Senior Subordinated Debentures due 2025 (the “Debentures”) pursuant to securities purchase agreements, each dated April 21, 2005, among the Company and the purchasers named therein (the “Purchasers”). The Debentures were issued pursuant to an Indenture, dated as of April 27, 2005, by and between the Company and The Bank of New York, as trustee.

In connection with the issuance of the Debentures, the Company entered into a Registration Rights Agreement, dated April 27, 2005, between the Company and the placement agents (for the benefit of the holders of the Debentures), pursuant to which the Company agreed to file with the Securities and Exchange Commission no later than December 31, 2005, and to use its reasonable best efforts to cause to become effective on or prior to March 31, 2006, a registration statement for the purpose of registering for resale the Debentures and the shares of the Company’s Common Stock issuable upon conversion of the Debentures.

The disclosure under Item 2.03 of this report is incorporated by reference into this Item 1.01.

Termination of the 2004 Credit Facility

In connection with the termination of the commitments under its interim senior secured credit facility entered into in December 2004 and amended in March 2005 (the “2004 Credit Facility”), as described under Item 1.02 below, the Company entered into a cash collateral agreement (the “Cash Collateral Agreement”) and amendments to the pledge agreement and guaranty agreement that were entered into in December 2004 concurrently with the 2004 Credit Facility. The disclosure under Item 1.02 of this report is incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

On April 26, 2005, BearingPoint terminated the commitments under the 2004 Credit Facility. Immediately prior to termination of the 2004 Credit Facility, there were no outstanding loans under the 2004 Credit Facility; however, there were outstanding letters of credit of approximately $87.7 million, which were issued to meet the Company’s obligations to collateralize certain surety bonds issued to support client engagements, primarily in the Company’s state and local government business. In connection with the termination of the 2004 Credit Facility, pursuant to the Cash Collateral Agreement, the Company cash collateralized the letters of credit issued under the 2004 Credit Facility using the proceeds of the offering described in Item 2.03 of this Form 8-K. The outstanding letters of credit will also be secured by a security interest in the Company’s accounts receivables.

In addition to identical fronting fees and other customary charges as in the 2004 Credit Facility, the Cash Collateral Agreement provides for a letter of credit fee equal to the aggregate amount available to be drawn under all letters of credit multiplied by the “Applicable Rate”. The “Applicable Rate” is initially 1.75% with incremental increases up to 4.50%, such increases to occur between now and October 25, 2005. There is an additional step up in the interest rate by .50% in the event the Company enters into a senior credit financing or has a letter of credit issued on its behalf that provides for rates in excess of certain specified amounts.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

On April 27, 2005, the Company completed the offering of the Debentures to the Purchasers. The Debentures were offered pursuant to the exemption from registration provided by Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Debentures were offered only to accredited investors that are also qualified institutional buyers and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The net proceeds from the sale of the Debentures, after deducting offering expenses and the placement agents’ commissions and other fees and expenses, were approximately $192.8 million. The Company intends to use the net proceeds from the offering to replace the working capital recently used to cash collateralize the letters of credit under the 2004 Credit Facility, and intends to use the remaining net proceeds to support letters of credit or surety bonds otherwise in respect to its state and local business and for general corporate purposes.

The Debentures bear interest at a rate of 5.00% per year and will mature on April 15, 2025. Interest will be payable on the Debentures on April 15 and October 15 of each year, beginning October 15, 2005. The Debentures are unsecured and are subordinated to the Company’s existing and future senior debt. The Debentures are senior to the debentures issued by the Company in December 2004 and January 2005.

The Debentures are initially convertible into shares of the Company’s Common Stock at a conversion rate of 151.5151 shares for each $1,000 principal amount of the Debentures, subject to adjustments, equal to an initial conversion price of $6.60 per share at any time prior to the stated maturity. Upon conversion of the Debentures, the Company will have the right to deliver, in lieu of shares of Common Stock, cash or a combination of cash and shares of Common Stock. The Debentures will be entitled to an increase in the conversion rate upon the occurrence of certain change of control transactions or, in lieu of the increase, at the Company’s election, in certain circumstances, to an adjustment in the conversion rate and related conversion obligation so that the Debentures are convertible into shares of the acquiring or surviving company.

The holders of the Debentures will have the right to require the Company to repurchase all or some of their debentures on April 15, 2009, 2013, 2015 and 2020. In each case, the Company will pay a repurchase price in cash equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest, including additional interest, if any, to the repurchase date. In addition, holders of the Debentures may require the Company to repurchase all or a portion of the Debentures on the occurrence of a designated event, at a repurchase price equal to 100% of the principal amount of the Debentures, plus any accrued but unpaid interest and additional interest, if any, to but not including the repurchase date. A designated event includes certain change of control transactions and a termination of trading, occurring if the Company’s Common Stock is no longer listed for trading on a U.S. national securities exchange or approved for trading on the NASDAQ National Market.

The Debentures will be redeemable at the Company’s option on or after April 15, 2009 at a redemption price in cash equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest and additional interest, if any, on the Debentures to but not including the redemption date.

Upon a continuing event of default, the trustee or the holders of at least 25% in aggregate principal amount of the Debentures may declare the Debentures immediately due and payable. An event of default generally means that the Company:

•	fails to satisfy its conversion obligation upon conversion of the Debentures upon exercise of a holder’s conversion right;

•	fails to provide timely notice of a designated event or the effective date of a change of control and such failure continues for a period of 5 days;

•	fails to repurchase the Debentures at the option of holders or following a designated event;

•	fails to redeem the Debentures after the Company exercises its redemption option;

•	fails to pay the principal amount of the Debentures at maturity when due and payable;

•	fails to pay any interest or additional interest when due and payable on the Debentures and such failure continues for a period of 30 days;

•	fails to perform or observe any term, covenant or agreement in the Debentures or the indenture for a period of 60 days after written notice of such failure is provided to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding; or

•	fails to pay when due at maturity or upon the acceleration of the maturity of any indebtedness of the Company or its designated subsidiaries for borrowed money in an aggregate amount of $25 million or more unless rescinded or waived.

In addition, upon the occurrence of certain events of bankruptcy, insolvency or reorganization, the aggregate principal amount of the Debentures will become immediately due and payable.

Under the Registration Rights Agreement, for the benefit of the holders of the Debentures, the Company will, at its own expense, file with the Securities and Exchange Commission no later than December 31, 2005, a registration statement for the purpose of registering for resale the Debentures and the shares of the Company’s Common Stock issuable upon conversion of the Debentures. The Company will use its reasonable best efforts to cause such registration statement to become effective on or prior to March 31, 2006. In addition, the Company will use its reasonable best efforts to keep the shelf registration statement effective until the earlier of (i) the date when the Company’s non-affiliated holders are able to sell the securities under the provisions of Rule 144(k) under the Securities Act or any similar provision and (ii) the date when all of the Debentures and shares of Common Stock issuable upon conversion of the Debentures are sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision.

The Debentures will bear additional interest if the Company fails to comply with certain of its obligations under the Registration Rights Agreement. Additional interest will be accrued at a rate per year equal to 0.25% of the principal amount of a Debenture until the registration default is cured or the Company is no longer required to keep the registration statement effective, whichever occurs first.

Item 3.02	Unregistered Sale of Equity Securities.

The disclosure under Item 2.03 of this report is incorporated by reference into this Item 3.02.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

In Item 5.02 of the Company’s Form 8-K filed on March 23, 2005, we disclosed that, effective March 21, 2005, Harry L. You had been appointed to serve as the Company’s Chief Executive Officer and, at a later date, to serve as Chairman of the Board of Directors. This Form 8-K clarifies that disclosure to reflect that on that date Mr. You was also appointed to serve as a director of the Company, and it is anticipated that within a reasonable time, Mr. You will begin serving as the Chairman of the Board of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2005	BearingPoint, Inc.

	By:	/s/ David W. Black
David W. Black Executive Vice President, General Counsel and Secretary